EXHIBIT 4.1


                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                            BIG FLOWER HOLDINGS, INC.


         Big Flower Holdings, Inc., Delaware corporation, hereby certifies as follows:

         FIRST. The name of the corporation is Big Flower Holdings, Inc. The date of filing of its original certificate of incorporation with the Secretary of State was October 15, 1997.

         SECOND. The corporation has not received any payment for any of its stock.

         THIRD. This restated certificate of incorporation amends, restates and integrates the provisions of the certificate of incorporation of said corporation and has been duly adopted in accordance with the provisions of Sections 241 and 245 of the General Corporation Law of the State of Delaware by the written consent of a majority of the directors.

         FOURTH. The text of the certificate of incorporation is hereby amended and restated to read herein as set forth in full:


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         FIRST: The name of the Corporation is Big Flower Holdings, Inc.
(hereinafter the "Corporation").

         SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at that address is The Corporation Trust Company.

         THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the "GCL").

         FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 60,000,000 shares of capital stock ("Capital Stock"), consisting of 50,000,000 shares of Common Stock, par value $0.01 per share ("Common Stock") and 10,000,000 shares of preferred stock, par value $0.01 per share ("Preferred Stock").

         (1)   Terms of the Common Stock.

         (a) Voting. At each annual or special meeting of stockholders, each holder of Common Stock shall be entitled to one (1) vote in person or by proxy for each share of Common Stock standing in such person's name on the stock transfer records of the Corporation in connection with the election of directors and all other actions submitted to a vote of stockholders.

         (b) Dividends and Other Distributions. The record holders of the Common Stock shall be entitled to receive such dividends and other distributions in cash, stock, evidences of indebtedness or property of the Corporation as may be declared thereon by the Board of Directors out of funds legally available therefor.

         (c)   Convertibility. The Common Stock will not be convertible.

         (2) Terms of the Preferred Stock. Shares of the Preferred Stock of the Corporation may be issued from time to


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time in one or more classes or series, each of which class or series shall have such distinctive designation or title as shall be fixed by the Corporation's Board of Directors (the "Board of Directors") prior to the issuance of any shares thereof. Each such class or series of Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution or resolutions providing for the issue of such class or series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof pursuant to the authority hereby expressly vested in it, all in accordance with the GCL. Except as set forth in such resolutions, or as otherwise may be required by law, the holders of shares of Preferred Stock shall not have any voting rights.

         FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation, and of its directors and stockholders:

         (1) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The Board of Directors shall consist of not less than 3 nor more than 12 members, the exact number of which shall be fixed from time to time by the Board of Directors. The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The term of the initial Class I directors shall terminate on the date of the 1999 annual meeting of stockholders; the term of the initial Class II directors shall terminate on the date of the 2000 annual meeting of stockholders; and the term of the initial Class III directors shall terminate on the date of the 1998 annual meeting of stockholders. At each annual meeting of stockholders beginning in 1998, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional


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directors of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A Class I, II or III director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Any vacancy on the Board of Directors in a Class I, II or III directorship, howsoever resulting, shall be filled by a majority of the directors then in office, even if less than a quorum, by a sole remaining director or by the affirmative vote of the holders of not less than eighty-five percent (85%) of the outstanding shares of Common Stock. Any director elected to fill such a vacancy shall hold office for a term that shall coincide with the term of the class to which such director shall have been elected.

         (2) Each of the directors of the Corporation may be removed from office at any time, but only for cause and only by affirmative vote of the holders of not less than eighty-five (85%) of the outstanding shares of Common Stock.

         (3) Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate of Incorporation or the resolution or resolutions adopted by the Board of Directors pursuant to Article FOURTH applicable thereto, and such directors so elected shall not be divided pursuant to this Article FIFTH into classes with the directors elected by the holders of Common Stock unless expressly provided by such terms.

         (4) In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, adopt, alter, amend, change or repeal the Bylaws of the Corporation. Stockholders may not make, adopt, alter, amend, change or repeal the Bylaws of the Corporation except upon the affirmative vote of the holders of not less


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than eighty-five (85%) of the outstanding shares of Common Stock.

         (5) Any action required or permitted to be taken at any annual or special meeting of the holders of Common Stock may be taken only upon the vote of such holders at any annual or special meeting duly noticed and called, as provided in the Certificate of Incorporation of the Bylaws of the Corporation, and may not be taken by a written consent of such holders in lieu of such meeting.

         (6) No director shall be personally liable to the Corporation any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omission not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the GCL or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this paragraph (6) by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

         (7) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Certificate of Incorporation, and any Bylaws adopted by the Board of Directors or the holders of Common Stock in accordance with the provisions of this Certificate of Incorporation; provided, however, that no Bylaws hereafter adopted by the holders of Common Stock shall invalidate any prior act of the directors which would have been valid if such Bylaws had not been adopted.

         (8) No decision by the Board of Directors to amend the Rights Agreement dated as of November 28, 1995 between the Corporation and The Bank of New York, as Rights Agent (the "Rights Agent"), or any similar agreement entered into upon the expiration of the Rights issued under the Rights Agreement, and no decision by the Board of Directors to redeem


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or amend the Rights issued under the Rights Agreement or any such similar agreement, shall be of any effect unless, at the time of such decision, Continuing Directors are serving on the board of directors and the decision is approved by a majority of such Continuing Directors.

         (9) Notwithstanding anything in this Certificate of Incorporation to the contrary, and in addition to any vote of the Board of Directors required by this Certificate of Incorporation or the Bylaws of the Corporation, the affirmative vote of, either (i) the holders of not less than eighty-five percent (85%) of the outstanding shares of Common Stock or (ii) a majority of Continuing Directors, shall be required to alter, amend or repeal, or adopt any provision inconsistent with, any provision of this Article FIFTH. Neither the alteration, amendment or repeal of this Article FIFTH nor the adoption of any provision inconsistent with this Article FIFTH shall eliminate or reduce the effect of this Article FIFTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article FIFTH, would accrue or arise, prior to such alteration, amendment, repeal or adoption.

         (10) As used in this Article FIFTH, the term "Continuing Director" shall mean any person serving as a member of the Board of Directors of Big Flower Press Holdings, Inc. on November 28, 1995, and any person who subsequently became a member of the Board of Directors of Big Flower Press Holdings, Inc. prior to October 17, 1997 or thereafter becomes a member of the Board of Directors if such person was elected by, or such person's nomination for election was recommended or approved by, a majority of the Continuing Directors then in office.

         SIXTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.


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         SEVENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholder herein are granted subject to this reservation.


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         IN WITNESS WHEREOF, Big Flower Holdings, Inc. has caused this certificate to be signed by Irene B. Fisher, its Vice President and Associate General Counsel, on the 17th day of October, 1997.

                                       BIG FLOWER HOLDINGS, INC.


                                        By: /s/ Irene B. Fisher
                                           --------------------------
                                           Name:  Irene B. Fisher
                                           Title: Vice President and
                                                  Associate General Counsel


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